Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com

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File No. 027564-0005

Erasca, Inc.

3115 Merryfield Row, Suite 300

San Diego, California 92121

Re:	Registration Statement on Form S-3 (333-289537); 25,875,000 shares of Common Stock, par value $0.0001 per share

To the addressee set forth above:

We have acted as special counsel to Erasca, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 25,875,000 shares (including up to 3,375,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares) of common stock of the Company, par value $0.0001 per share (the “Shares”). The offering of the Shares was made under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2025 (Registration No. 333-289537) (the “Registration Statement”), a base prospectus dated August 22, 2025 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement dated January 20, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated January 21, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated January 21, 2026 by and among the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Evercore Group L.L.C. and Jefferies LLC, as representatives of the several underwriters listed on Schedule 1 thereto (the “Underwriting Agreement”).

January 22, 2026

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated January 22, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP